Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (the “Agreement”), between Clark Championship Products LLC, a limited liability company organized under the laws of Oklahoma  (“Licensor”), and  Mercury BBQ Products, LLC (“Licensee”), is effective ______________ (the “Effective Date”).

RECITALS

WHEREAS,  Licensor has developed and owns rights in certain Marks, trade secrets and Know-How (as hereinafter defined); and

WHEREAS,  Licensee desires to obtain a license to utilize such Marks, trade secrets and Know-How on the terms and conditions set forth in this Agreement.

DEFINITIONS

“Confidential Information” shall mean all Know-How,  trade secrets, internal documentation, designs, drawings, plans, technical data, pricing information, marketing information, or any other information provided by Licensor in relation to this Agreement, the IP Assets, or the Products.  Confidential Information does not include any information which (i) is or becomes part of the public domain, (ii) is disclosed to Licensee by a third party not under an obligation of confidentiality to Licensor, or (iii) Licensee can document as having been in its possession prior to disclosure by Licensor.

“Current Products” shall mean seasoning products and barbeque sauces-that consist solely of seasonings and barbeque sauces developed by Licensor and exist on the Effective Date.  Current Products do not include products that utilize such barbeque sauce and seasonings in combination with other food products.

“Future Products” shall mean seasoning products, barbeque sauces and any other product related to Licensor’s business other than the Current Products that are subsequently developed by Licensor and developed from, based on, or use any IP Assets.  Future Products include products that utilize such barbeque sauce and/or seasonings in combination with other food products.

“Grocery Trade” shall mean any business engaged in (i) the retail sale of food products whether through grocery stores, convenience stores, wholesale clubs, specialty food stores, an Internet website, or other retail operations which sell food products primarily for consumption elsewhere, or (ii) the wholesale supply of any of the retail businesses described in (i).

“IP Assets” shall mean all Marks, trade secrets and Know-How licensed by under this Agreement.

“Know-How” shall mean all information, formulations, designs, drawings, operations manuals, compilations of technical information, research files and records, ingredient specifications, production methods and specifications, quality assurance specifications, know-how, processes, product formulas and recipes, product and packaging specifications and other proprietary information used in connection with the Products by the Licensor that are not trade secrets, existing on the Effective Date.

“Losses” means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Marks” shall mean (i) those trademarks, service marks and trade names identified on the attached Exhibit A, together with any applications or registrations now or hereinafter issued on such trademarks, service marks, and trade names in the Territory, and (ii) any other trademarks, service marks or trade names which are utilized by Licensor in connection with the operation of its business at any time during the term of this Agreement, whether or not such subsequently utilized trademarks, service marks or trade names are registered.

“Products” shall mean Current Products and Future Products.

“Territory” shall mean worldwide.

AGREEMENT

In consideration of the above recitals and the promises set forth below, the parties agree as follows:

1.License to Intellectual Property.

1.1Grant of License.  Licensor grants Licensee and its affiliates an exclusive right and license to use the IP Assets in connection with the promotion, advertising, distribution and sale of the Products in and to the Grocery Trade and for other related commercial purposes anywhere in the Territory (the “License”).    In consideration for the License, on the Effective Date, the Licensee shall pay the Licensor $100,000.

1.2Sublicensing.  Licensee may not sublicense the rights under this Agreement without the written consent of Licensor.

1.3Reservation of Rights.  Licensor retains all right, title and interest in and to the IP Assets and reserves all rights not expressly granted to Licensee in the License and this Agreement.  If at any time, Licensor determines that it is appropriate to change or cease use of any of the IP Assets or to substitute or add additional rights or assets, that the definition of IP Assets shall automatically, and without further action of the parties, be amended to reflect any further change, cessation, substitution or addition. This will not impact or cause to change the existing use and form of the IP already in use by Licensor.

1.4Copyright License.  With regard to copyrights licensed under this Agreement, the License includes the right to use, reproduce, display, distribute, create derivative works of the creative works owned by Licensor.  All derivative works created by

Licensee will become and remain the sole and exclusive property of Licensor.  Upon written request by Licensor,  Licensee will execute any assignments, bills of sale or other documents necessary to confirm, assign or transfer any intellectual property rights in any derivative works created by or on behalf of Licensee.

1.5Trademark License.

A.Use of the Marks.    With regard to Marks licensed under this Agreement, the License is inclusive of any trademarks in existence or to be developed in the future for the use for or in the connection with the distribution and sale of Products, and in connection with the advertising, marketing and promotion of the Products to the Grocery Trade.  Licensee must use the Marks in accordance with sound trademark and trade name usage principles and in accordance with all applicable laws and regulations, including without limitation all laws and regulations relating to the maintenance of the validity and enforceability of the Marks.  Licensee may not, during or after the term of this Agreement, engage in any conduct, directly or indirectly, that would infringe upon, harm or contest the rights of title of Licensor in or to the Marks, any associated goodwill or the validity of the Marks.

B.Quality Control.  In marketing the Products,  Licensee will comply with the quality standards set forth by Licensor.  The Licensor is responsible for the quality of the Product from manufacturing to sale and shall further be responsible for developing quality standards consistent with the first class, high-quality reputation of the Products.

1.6Trade Secrets License.  With regard to trade secrets licensed under this Agreement, Licensee will keep such trade secrets confidential, using the same degree of care it uses to protect its own confidential or proprietary information, but in no event less than a reasonable degree of care.  Licensee will not disclose any trade secrets to any third party, except as necessary for business purposes and under similar confidentiality obligations.  Licensee will limit access to trade secrets to those employees who need to know the information for business purposes.

2.Other Obligations; Representations and Warranties.

2.1Restrictions on Licensor.  Licensor shall not itself use or grant to any other person or entity any right or license to use any IP Assets or any materials similar to or derivative of any IP Assets in connection with the Products or any products similar to or competitive with the Products in the Territory.

2.2Representations and Warranties.

A.Each party represents and warrants to the other party that:

i.it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation or organization;

ii.it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

iii. the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the party; and

iv.when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the IP Assets in the Territory;

B.Licensor represents and warrants that:

i.it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the IP Assets and it is the record owner of the registrations and applications set forth on Schedule __, and all such issued registrations are valid, subsisting, and in full force and effect;

ii.it has not granted and during the term will not grant any ;licenses, liens, security interests, or other encumbrances in, to, or under the IP Assets;

iii.the exercise by Licensee of the rights and license granted under this Agreement will not infringe or otherwise conflict with the rights of any other person or entity;

iv.there is no settled, pending, or, to its knowledge, threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any IP Assets in the Territory; and

v.it has not brought or threatened any claim against any third party alleging infringement of any IP Assets, nor, to its knowledge, is any third party infringing or threatening to infringe any IP Assets.

3.Term.  The Agreement commences on the Effective Date and shall continue until terminated in accordance with Section 4 of this agreement.

4.Termination. Either party may terminate this Agreement in the event of a breach by the other party that remains uncured 30 days after written notice of the breach was provided.  For purposes of this Agreement, it is a material breach of this Agreement if Licensee:

(a)fails or refuses to perform any duty hereunder;

(b)attempts to transfer an interest in this Agreement in violation of Section 6 of this Agreement;

(c)becomes insolvent by reason of an inability to pay debts as they mature or makes an assignment for the benefit of creditors or any admission of inability to pay obligations as they become due;

(d)fails to submit when due reports or other information or supporting records required under Section 3; or

(e)fails or refuses to comply with any other provision of this Agreement or any instruction of Licensor concerning quality control standards for the Marks.

5.Assignment.  Licensor may not directly or indirectly assign, transfer or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by Change of Control, merger (whether or not such party is the surviving corporation), operation of law, or any other manner, without the prior written consent of the Licensee. A “Change of Control” means a sale of more than 50% of the Licensor’s equity, a sale of substantially all the assets of Licensor, a change in a majority of Licensor’s governing body or limited liability company managers, or any combination of the foregoing. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensor’s consent. Any purported assignment or delegation in violation of this Section shall be null and void and a material breach of this Agreement.

6.Indemnification by Licensee.  Licensee will indemnify, defend and hold harmless Licensor and its directors, officers, employees, representatives and agents from and against, any third party claims of infringement, including attorney fees, arising from Licensee’s use of the IP Assets,  except to the extent any such third-party claim relates to the use of the IP Assets in accordance with this Agreement or otherwise is covered by Licensor’s indemnity obligations in Section 7 below.

7.Indemnification for Infringement.  Licensor will indemnify, defend and hold harmless Licensee and its affiliates and each of their respective past and present directors, officers, employees, representatives and agents from and against from and against all Losses arising out of or in connection with any third-party claim, suit, action, or proceeding relating to any actual or alleged: (a) breach by Licensor of any representation, warranty, covenant, or obligation under this Agreement, or (b) infringement, dilution, or other violation of any intellectual property or other personal or proprietary rights of any person or entity resulting from the use of the IP Assets by Licensee or any of its affiliates Agreement.

8.Limitation of Liabilities.    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL,

PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER.

9.General.    This Agreement is governed by the laws of the State of Oklahoma without regard to conflicts of law principles.  All claims or actions related to this Agreement must be brought in the state or federal courts located in Hennepin County, Minnesota.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.  The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.  This Agreement contains the entire agreement and understanding of the parties concerning the subject matter of this Agreement.

The parties are signing this Agreement to be effective as of the Effective Date.

Licensor CLARK CHAMPIONSHIP PRODUCTS LLC By: /s/ Travis Clark Its: Owner	Licensee MERCURY BBQ PRODUCTS LLC By: /s/ Jeffrey Crivello Its: Chief Executive Officer

EXHIBIT A

TRADEMARKS